Exhibit 99.1

Ainos Reports Second Quarter 2024 Financial Results

Enrolling first subject for FCGS clinical study marks a solid start in shifting animal health emphasis to drug developments

Robust financial runway for over 12 months following the prepayment of a senior secured convertible note

SAN DIEGO, CA / ACCESSWIRE /August 5, 2024 / Ainos, Inc. (NASDAQ:AIMD, AIMDW) (“Ainos”, or the “Company”), a diversified healthcare company focused on novel AI-powered point-of-care testing (“POCT”) and low-dose interferon therapeutics (“VELDONA®”), today announced its financial results for the second quarter ended June 30, 2024.

Chun-Hsien (Eddy) Tsai, Chairman of the Board, President, and Chief Executive Officer of Ainos, commented, “We’ve made meaningful progress in initiating a clinical study for treating feline chronic gingivostomatitis (“FCGS”). This new animal drug potentially expands VELDONA®’s market. Our core strategy for this oral low-dose interferon alpha (IFNα) formulation remains focused on fast-tracking VELDONA® commercialization by identifying optimal opportunities and effectively utilizing our resources.”

“Pets are becoming increasingly important to families. There is a rapidly growing trend of pet owners prioritizing animal health, and we are capitalizing on this by initially launching VELDONA® Pet supplements in Taiwan at the end of Q3 2023. Pet dogs and cats now outnumber children under 14 years old in Taiwan, making it an ideal trial market. Although VELDONA® Pet’s sales have room for growth, we have gained valuable insights into demand: consumers favor health-enhancing food over standalone supplements in the current inflationary environment, and our Soothing and Alpha products, which address allergies and gum health respectively, have been particularly well-received among the five VELDONA® Pet products. These insights will shape our development strategy as drug becomes our emphasis for animal health market. I see significant market opportunity in FCGS, a cat oral disease with 0.7-10% estimated prevalence rate, where pet parents are facing few treatment options.”

“VELDONA® has built a solid foundation in animal health since its 1985 approval for feline leukemia and canine parvovirus from the Texas Department of Health. Across 28 studies for a range of animal diseases, results have shown systemic benefits across a variety of animal species and a strong safety profile. A 2022 preclinical study sponsored by Ainos and conducted by the Agricultural Technology Research Institute in Taiwan indicated VELDONA® efficacy in maintaining immune health in cats and dogs. We are excited to have enrolled our first subject in July 2024 for the Taiwanese clinical study targeting FCGS, aiming for trial completion by Q1 2025.”

“For other products in the pipeline, our main priorities for AI Nose include progressing our leading volatile organic compounds (“VOC”) POCT candidate, Ainos Flora, and jointly developing a VOC sensing platform with our Japanese partners. The Next-Gen Ainos Flora will advance with implementation of NVIDIA CUDA, and the Company is targeting Q3 for design completion and Q4 for clinical trial kickoff. Concurrently, we are pushing forward with clinical studies and actively seek out-licensing opportunities for VELDONA® human drug candidates, including the treatment for oral warts in HIV-seropositive patients, which has obtained Orphan Drug Designation from the U.S. Food and Drug Administration. We are dedicated to executing our diversified strategy to ensuring our extensive product portfolio brings swift and positive benefits worldwide, while maximizing long-term value for our shareholders.”

Christopher Lee, Chief Financial Officer of Ainos, commented, “We had some deferred revenues from product sales in the quarter. We have continued to be capital efficient, as demonstrated by our prudent management of operating expenses, excluding depreciation, amortization, and stock-based compensation. Our financial position was further enhanced with the successful raising of US$9 million in a convertible note financing in May 2024 from an existing shareholder. We extend our sincere gratitude for their unwavering support. After prepaying a senior secured convertible note in August 2024, we believe we maintain a financial runway for more than 12 months. Our strategically careful financial management and strong investor backing position us well for creating continuous value creation for all stakeholders.”

Second Quarter 2024 Financial Results

Revenues

Revenues were nominal in the second quarter of 2024, nil compared to US$28,555 in the same period of 2023. This decline reflects the Company’s cessation of sales of its COVID-19 antigen rapid test kits after a strategic pivot shift and exchange rate fluctuations.

Cost of Revenues

Cost of revenues was US$25,373 in the second quarter of 2024, compared to US$55,817 in the same period of 2023. The decrease was primarily attributable to the decline in sales volume.

Gross Profit

In the second quarter of 2024, gross profit was negative US$25,373, narrowing from negative US$27,262 in the second quarter of 2023, due to lower sales volumes of the Company’s newly launched products and reduced cost of revenues.

Total Operating Expenses

Total operating expenses were US$3,023,636 in the second quarter of 2024, compared to US$2,289,336 in the same period of 2023. The change was mainly attributable to increased expenses associated with co-research for technology, product and staffing expenditures, and increases in share-based compensation and professional expenses.

Operating expenses, excluding depreciation, amortization expenses, and share-based compensation, were US$1,408,190 in the second quarter of 2024, compared to US$957,882 in the second quarter of 2023.

R&D expenses increased to US$1,978,756 in the second quarter of 2024 from US$1,671,187 in the same period of 2023. The increase was primarily due to increased expenses associated with co-research for technology and product, as well as staffing expenditures. Share-based compensation expenses and depreciation and amortization expenses in the second quarter of 2024 were US$1,276,777, compared with US$1,210,429 in the second quarter of 2023. Excluding these non-cash expenses, R&D expenses increased to US$ 701,979 from US$460,758 over the same period.

SG&A expenses increased to US$1,044,880 in the second quarter of 2024 from US$618,149 in the same period of 2023. Share-based compensation expenses and depreciation and amortization expenses in the second quarters of 2024 and 2023 were US$338,669 and US$121,025, respectively. Excluding these non-cash expenses, SG&A expenses increased to US$706,211 from US$497,124 over the same period.

Net Loss

Net loss attributable to common stock shareholders was US$3,195,022 in the second quarter of 2024, compared to US$2,349,727 in the same period of 2023.

Balance Sheet

As of June 30, 2024, the Company had cash and cash equivalents of US$8,014,098, compared to US$1,885,628 as of December 31, 2023.

Recent Business Developments

On July 23, 2024, the Company announced that it has enrolled the first subject for its Taiwanese clinical study of VELDONA®-based animal drug in treating FCGS. This clinical trial aims to complete the enrollment of 30 subjects by the end-2024 with the trial report to be finalized in Q1 2025.

On June 14, 2024, the Company announced critical progress in the clinical trials of its revolutionary “Ainos Flora” VOC POCT device that is based upon its transformative AI Nose technology. Ainos Flora has been in clinical trials at four major medical centers in Taiwan, successfully tested 75 clinical cases with meaningful insights. The Next-Gen Ainos Flora will advance with implementation of NVIDIA CUDA, and the Company is targeting Q3 for design completion and Q4 for clinical trial kickoff.

On May 15, 2024, the Company announced the initiation of a clinical study for a new potential VELDONA®-based drug treating pet disease. The study is aimed at evaluating the clinical efficacy of low-dose oral interferons in the treatment of FCGS, a serious and painful chronic oral disease characterized by inflammation or abnormal proliferation in the oral cavity. The clinical trials are expected to run for approximately ten months, from May 24, 2024 to March 31, 2025.

About Ainos, Inc.

Headquartered in San Diego, California, Ainos is a diversified healthcare company focused on novel AI-powered point-of-care testing (POCT) and VELDONA low-dose interferon therapeutics. The Company’s clinical-stage product pipeline includes VELDONA human and animal oral therapeutics, human orphan drugs, and telehealth-friendly POCT solutions powered by its AI Nose technology platform.

The name “Ainos” is a combination of “AI” and “Nose” to reflect the Company’s commitment to empowering individuals to manage their health more effectively with next-generation AI-driven POCT solutions. To learn more, visit https://www.ainos.com.

Follow Ainos on X, formerly known as Twitter, (@AinosInc) and LinkedIn to stay up-to-date.

Safe Harbor Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “likely,” “strategy,” “foresee,” “may,” “guidance,” “potential,” “outlook,” “forecast,” “should,” “will” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. Forward-looking statements are based only on the Company’s current beliefs, expectations, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results may differ materially from those indicated in the forward-looking statements.

Important factors that could cause the Company’s actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release include, among others, the cost of production and sales potential of the products announced in this press release; the Company’s dependence on projected revenues from the sale of current or future products ; the Company’s limited cash and history of losses; the Company’s ability to achieve profitability; the Company’s ability to raise additional capital to continue the Company’s product development; the ability to accurately predict the future operating results of the Company; the ability to advance Ainos’ current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates the Company develops; the ability to obtain and maintain regulatory approval of Ainos’ product candidates; delays in completing the development and commercialization of the Company’s current and future product candidates, which could result in increased costs to the Company, delay or limit the ability to generate revenue and adversely affect the business, financial condition, results of operations and prospects of the Company; intense competition and rapidly advancing technology in the Company’s industry that may outpace its technology; customer demand for the products and services the Company develops; the accuracy of third-party market research data, the impact of competitive or alternative products, technologies and pricing; disruption in research and development facilities; lawsuits and other claims by third parties or investigations by various regulatory agencies governing the Company’s operations; potential cybersecurity attacks; increased requirements and costs related to cybersecurity; the Company’s ability to realize the benefits of third party licensing agreements; the Company’s ability to obtain and maintain intellectual property protection for Ainos product candidates; compliance with applicable laws, regulations and tariffs; continued listing on and compliance with the applicable regulations of the Nasdaq Capital Market; and the Company’s success in managing growth. A more complete description of these risk factors and others is included in the “Risk Factors” section of Ainos’ Annual Report on Form 10-K for the year ended December 31, 2023, and other public filings with the U.S. Securities and Exchange Commission (“SEC”), many of which risks are beyond the Company’s control. In addition to the risks described above and in the Company’s filings with the SEC, other unknown or unpredictable factors also could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release.

The forward-looking statements made in this press release are expressly qualified in their entirety by the foregoing cautionary statements. Any forward-looking statements contained in this press release represent Ainos’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Ainos undertakes no obligation to, and expressly disclaims any such obligation to, publicly update or revise any forward-looking statement to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Investor Relations Contact

Feifei Shen

Email: IR@ainos.com

Ainos, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$8,014,098	$1,885,628
Accounts receivable	9	455
Inventory, net	166,322	167,593
Other current asset	291,166	419,521
Total current assets	8,471,595	2,473,197
Intangible assets, net	26,028,058	28,283,208
Property and equipment, net	691,100	876,572
Other assets	348,634	208,827
Total assets	$35,539,387	$31,841,804
Liabilities and Stockholders’ Equity
Current liabilities:
Contract liabilities	$106,502	$112,555
Convertible notes payable	3,000,000	-
Senior secured convertible notes measured at fair value - Current	1,585,761	-
Other notes payable, related party	312,000	42,000
Accrued expenses and others current liabilities	738,936	1,182,283
Total current liabilities	5,743,199	1,336,838
Senior secured convertible notes measured at fair value	-	2,651,556
Convertible notes payable - noncurrent	9,000,000	3,000,000
Other notes payable, related party – noncurrent	-	270,000
Other long-term liabilities	83,912	135,829
Total liabilities	14,827,111	7,394,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 300,000,000 shares authorized as of June 30, 2024 and December 31, 2023, 7,388,674 and 4,677,787 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	73,887	46,778
Common stock to be issued, 270 shares and 162,337 shares as of June 30, 2024 and December 31, 2023, respectively	3	1,623
Additional paid-in capital	65,414,761	62,555,808
Accumulated deficit	(44,395,987)	(37,886,155)
Accumulated other comprehensive loss - translation adjustment	(380,388)	(270,473)
Total stockholders’ equity	20,712,276	24,447,581
Total liabilities and stockholders’ equity	$35,539,387	$31,841,804

Ainos, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenues	$-	$28,555	$20,729	$77,719
Cost of revenues	(25,373)	(55,817)	(52,127)	(156,665)
Gross loss	(25,373)	(27,262)	(31,398)	(78,946)
Operating expenses:
Research and development expenses	1,978,756	1,671,187	4,063,404	3,370,070
Selling, general and administrative expenses	1,044,880	618,149	2,074,298	1,380,614
Total operating expenses	3,023,636	2,289,336	6,137,702	4,750,684
Loss from operations	(3,049,009)	(2,316,598)	(6,169,100)	(4,829,630)

Non-operating (expenses) income, net:
Interest expense	(118,759)	(40,311)	(167,455)	(49,585)
Issuance cost of senior secured convertible note measured at fair value	-	-	(138,992)	-
Fair value change for senior secured convertible note	(66,844)	-	(98,412)	-
Other income, net	39,590	7,182	64,127	9,013
Total non-operating expenses, net	(146,013)	(33,129)	(340,732)	(40,572)

Net loss before income taxes	(3,195,022)	(2,349,727)	(6,509,832)	(4,870,202)
Provision for income taxes	-	-	-	-
Net loss	$(3,195,022)	$(2,349,727)	$(6,509,832)	$(4,870,202)